Exhibit 10.31.1

OPTION AGREEMENT

AN OPTION AGREEMENT entered into on this 11th day of September 2006, by and between Nancy and Robert Hall (hereinafter referred to as “Optionor”) and AG PARTNERS, L.L.C., an Iowa limited liability company, (hereinafter referred to as “Optionee”).

WHEREAS, the Optionor is the owner of certain real estate described in Exhibit “A” attached hereto; and

WHEREAS, the Optionee is desirous of purchasing the above-described real estate.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this instrument and for other valuable consideration, the parties hereto agree as follows:

1.	Optionor hereby grants to the Optionee an Option to purchase all or a part of the real estate hereinabove described under all of the terms and conditions set out under this Option Agreement.
2.

As consideration for this Option, the Optionee herewith pays to Optionor the amount of ten thousand dollars ($10,000.00). If this Option is exercised, this amount shall be paid on top of the Purchase Price described below. If this Option is not exercised, then the amount referenced in this Section shall be retained by the Optionor.

3.

The purchase price for the real estate described in this Option Agreement shall be the sum of seven thousand dollars ($7000.00) per acre. Optionee will identify the total number of acres to purchase on the date of the exercise of the Option. If Optionee elects to purchase less than 100% of the described land, Optionee will use its best efforts to even out acres and provide a straight property line for Optionor with at least 40 contiguous acres. Said purchase price shall be paid as follows:

(a)	The payment of an additional amount of sixty thousand dollars ($60,000.00) in cash to the Optionor at such time as this Option is exercised;
(b)	The balance to be paid upon closing.
4.

The Optionee shall have the right to purchase the property as described above on or before six (6) months from date of this agreement. The closing date on the exercise of the Option shall be within ninety (90) days from the date of the exercise of this Option.

5.

Optionee shall exercise this Option by providing to the Optionor a written notice of this exercise, delivered in person to the Optionor or when send, addressed to ___________________________ postage prepaid, by certified mail, return receipt requested by the United States mail and so deposited in a United States mail box. The date of mailing shall constitute the date of the Option. For notice to Optionor, a copy shall also be sent regular United States Postal Service first call mail to _____________________.

6.

In the event that the Optionee elects to exercise the Option granted herein, the Optionor and the Optionee shall immediately proceed to prepare a Purchase Agreement, in the form attached hereto as Exhibit A, which Purchase Agreement shall contain the following items:

(a)	Proration of real estate taxes to the date of possession;
(b)	Closing to be scheduled within the ninety (90) day period described above unless said closing is extended by agreement of the Optionor and the Optionee.
(c)

Should Optionee purchase less than the entire optioned real estate, purchase agreement shall contain a representation surviving closing that Optionee shall control on surface water runoff by connecting to existing drainage tile on Optionor’s real property not purchased.

(d)	Optionee agrees that a livestock operation including the raising or processing of livestock will not be conducted on this property.
7.	This Option and all rights herein are assignable by Optionee before or after the exercise of this Option. If the Option is assigned, the Assignee shall perform all obligations of the Optionee.
8.

This Option constitutes the entire agreement between the parties. No representations, warranties, or promises pertaining to this Option or any property affected by it have been made by, or shall be binding on, any of the parties, except as expressly stated in the Option Agreement. This Option he Agreement may not be changed orally, but only by an agreement signed by the party against whom enforcement of any such change is sought.

9.	This Option Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, and assigns.
10.	This Option Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.
11.	This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
12.	Time is of the essence for this Option Agreement.

13.

Confidentiality. The terms of this Agreement are confidential and, except as required by law, shall not be disclosed by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may disclose the terms of this Agreement to its lenders, accountants, and/or legal counsel.

14.	This Option Agreement is expressly subject to James Hultgren signing the Reimbursement Agreement, in the form attached hereto as Exhibit “B.”

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first above mentioned.

OPTIONOR:
By:	/s/ Nancy A. Hall

By:	/s/ Robert Hall

Its:

OPTIONEE:

AG PARTNERS, L.L.C.

By:	/s/ Troy Upah
Troy Upah, Manager

STATE OF IOWA	:
	:	ss.
COUNTY OF BUENA VISTA	:

On this 11th day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Nancy A. Hall and Robert Hall, to me known to be the persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.

/s/ Gary W. Armstrong
Notary Public in and for said State

STATE OF IOWA	:
	:	ss.
COUNTY OF BUENA VISTA	:

On this 11th day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa personally appeared Troy Upah, to me personally known, who being by me duly sworn, did say that he is the Manager of Ag Partners, L.L.C., the limited liability company executing the within and foregoing instrument, that no seal has been procured by the limited liability company; that the instrument was signed on behalf of the limited liability company by authority of its Members; and that Troy Upah as Manager acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

/s/ Susan J. Diersen
Notary Public in and for said State

[Notorial Stamp]

SUSAN J. DIERSEN

Commission Number 127210

My Comm. Exp. June 5, 2007

EXHIBIT A

OFFER TO BUY REAL ESTATE AND ACCEPTANCE

TO:	Seller, _________________________________________
1.	REAL ESTATE DESCRIPTION. Buyer offers to buy real estate in Buena Vista County, Iowa, described as follows:

With any easements and appurtenant servient estates, but subject to the following: (a) any zoning and other ordinances; (b) any covenants of record; (c) any easements of record for public utilities, roads and highways, designated the “Real Estate”.

2.	PRICE. The purchase price shall be _______________________ payable at Storm Lake or Alta, Iowa, in full at Closing.
3.	REAL ESTATE TAXES. Seller shall pay real estate taxes prorated through the date of closing. Buyer shall pay all subsequent real estate taxes.
4.	SPECIAL ASSESSMENTS. Seller shall pay all special assessments which are a lien on the Real Estate as of the date of Closing.
5.

RISK OF LOSS. Risk of loss prior to Seller’s delivery of possession of the Real Estate to Buyers shall be as follows: All risk of loss shall remain with Seller until possession of the Real Estate is delivered to Buyer.

6.

CARE AND MAINTENANCE. The Real Estate shall be preserved in the Real Estate’s present condition and delivered as is at the time possession is delivered to Buyer. Buyer acknowledges that the residence is not habitable, and Seller makes no representations or warranties with respect to the residence.

7.

POSSESSION. If Buyer timely performs all obligations, possession of the Real Estate shall be delivered to Buyer on ______________, _______, with any adjustments of rent, insurance, and interest to be made as of the date of transfer of possession.

8.

FIXTURES. All property that integrally belongs to or is part of the Real Estate, whether attached or detached, shall be considered a part of the Real Estate and included in the sale except: ___________________________________________.

9.	USE OF PURCHASE PRICE. At time of settlement, funds of the purchase price may be used to pay taxes and other liens and to acquire outstanding interests, if any, of others.
10.

ABSTRACT AND TITLE. Seller, at Seller’s expense, shall deliver to Buyer an abstract of title to the Real Estate continued through the date of the exercise of the option. The abstract shall become the property of the Buyer when the purchase price is paid in full.

11.

DEED. Upon payment of the purchase price, Seller shall convey the Real Estate to Buyers or their assignees, by Warranty Deed, free and clear of all liens, restrictions, and encumbrances except as provided in paragraphs 1(a) through 1(c). Any general warranties of title shall extend only to the time of acceptance of this offer, with special warranties as to acts of Seller continuing up to time of delivery of the deed.

12.

JOINT TENANCY IN PROCEEDS AND IN THE REAL ESTATE. If Seller, immediately preceding acceptance of this offer, hold title to the Real Estate in joint tenancy with full rights of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of the Seller, then the proceeds of this sale, and any continuing or recaptured rights of Sellers in the Real Estate, shall belong to Seller as Joint Tenants with Full Rights of Survivorship and not as tenants in common; and Buyers, in the event of the death of either Seller, agree to pay any balance of the price due Sellers under this contract to the surviving Seller and to accept a deed from the surviving Seller consistent with paragraph 11.

13.

JOINDER BY SELLER’S SPOUSE. Seller’s spouse, if not a titleholder immediately preceding acceptance of this offer, executes this contract only for the purpose of relinquishing all rights of dower, homestead and distributive shares or in compliance with Iowa Code Section 561.13 and agrees to execute the deed or real estate contract for this purpose.

14.	TIME IS OF THE ESSENCE. Time is of the essence in this contract.
15.	REMEDIES OF THE PARTIES.
(a)

If Buyer fails to timely perform this contract, Seller may forfeit this contract as provided in the Iowa Code, and all payments made shall be forfeited or, at Seller’s option, upon thirty days written notice of intention to accelerate the payment of the entire balance because of such failure (during which thirty days such failure is not corrected) Seller may declare the entire balance immediately due and payable. Thereafter this contract may be foreclosed in equity and the Court may appoint a receiver.

(b)	If Seller fails to timely perform this contract, Buyer has the right to have all payments made returned to them.
(c)

Buyer and Seller also are entitled to utilize any and all other remedies or actions at law or in equity available to them and shall be entitled to obtain judgment for costs and attorney fees as permitted by law.

16.

STATEMENT AS TO LIENS. If Buyer intends to assume or take subject to a lien on the Real Estate, Seller shall furnish Buyer with a written statement, from the holder of such lien, showing the correct balance due and the terms.

17.	SUBSEQUENT CONTRACT. Any real estate contract executed in performance of this contract shall be on a form of the Iowa State Bar Association (or equivalent).

18.

APPROVAL OF COURT. If the sale of the Real Estate is subject to Court approval, the fiduciary shall promptly submit this contract for such approval. If this contract is not so approved, this contract shall be void.

19.	CONTRACT BINDING ON SUCCESSORS IN INTEREST. This contract shall apply to and bind the successors in interest of the parties.
20.	CONSTRUCTION. Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.
21.	TIME FOR ACCEPTANCE. If this offer is not accepted by Seller on or before ____________, ____, this offer shall become void and all payments shall be repaid to the Buyer.

THIS OFFER IS ACCEPTED BY SELLER this ____ day of _________, ____.	THIS OFFER IS MADE BY BUYER this ____ day of _________, ____.

Buyer: AG Partners, L.L.C.

EXHIBIT B

REIMBURSEMENT AGREEMENT

A REIMBURSEMENT AGREEMENT made this ____ day of _________, 2006, by and between AG PARTNERS, L.L.C., an Iowa limited liability company, (hereinafter referred to as “Ag Partners”) and JAMES HULTGREN (hereinafter referred to as “Hultgren”).

WHEREAS, Ag Partners has entered into an Option to Purchase Land which is described on Exhibit “A” attached hereto (the “Real Estate”) and intends to make certain industrial and commercial improvements to a portion of the Real Estate;

WHEREAS, Hultgren has a long-term Lease Agreement with the current owner of the Real Estate, and said Lease Agreement extends through the 2008/2009 crop year: and

WHEREAS, the parties are desirous of entering into this Reimbursement Agreement in order to allow Ag Partners to begin to make the improvements desired prior to the termination of the aforesaid Lease Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	In the event that Ag Partners exercises its option to acquire the Real Estate, then the terms and provisions of this Reimbursement Agreement shall be operative and in full force.
2.	In the event that Ag Partners does not exercise the option by the end of the 2008/2009 crop year, then this Agreement shall be null and void.
3.	Ag Partners shall reimburse Hultgren for those crop acres which are taken out of production for Ag Partners’ improvements as follows:
(a)

For the 2006/2007 crop year, Ag Partners shall deliver to Hultgren on or before [SPECIFY A SPECIFIC DATE OR RANGE OF DATES] grain in quantities and qualities equal to the average yield received by Hultgren for that part of the Real Estate which is still in production and farmed by Hultgren. For purposes of this paragraph, the grain to be delivered by Ag Partners shall either be corn or beans, depending upon the crop which Hultgren harvests from the remainder of the Real Estate,

(b)

For the 2007/2008 crop year and the 2008/2009 crop year, Ag Partners shall reimburse Hultgren an amount equal to Two Hundred and Fifty Dollars ($250.00) per acre per year times the number of acres of the Real Estate which Ag Partners has removed from production. Payment of these amounts shall be made [SPECIFY THE DATE-EITHER AT THE BEGINNING OF THE CROP YEAR OR THE END OF THE CROP YEAR].

4.

Ag Partners shall provide to Hultgren written notice with respect to the exercise of the option and a separate written notice for any and all acres which Ag Partners removes from production and the location of those acres. Upon receipt of a notice identifying acres to be removed from production, Hultgren shall deliver to Ag Partners a written release of those acres from the Lease Agreement.

(a)

This written release shall release Nancy A. Hall from any and all obligations to Hultgren as to those crop acres taken out of production for Ag Partners’ improvements that were the subject of the long-term lease agreement dated June 1, 2000.

5.	This Reimbursement Agreement may be assigned by either party.
6.	This Reimbursement Agreement shall terminate unless Ag Partners exercises its option to acquire the Real Estate by the end of the 2008/2009 crop year.
7.	This Reimbursement Agreement shall be governed by the laws of the State of Iowa.
8.	Any required notices shall be delivered to the parties at the following addresses: Ag Partners, L.L.C.

Ag Partners, L.L.C.

James Hultgren

AG PARTNERS, L.L.C.

By:
James Hultgren		Troy Upah, Manager